UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2019

Riviera Resources, Inc.

(Exact name of registrant specified in its charter)

Delaware	333-225927	82-5121920
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Travis Street, Suite 1700 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(281) 840-4000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Purchase and Sale Agreement

On August 27, 2019, Riviera Upstream, LLC and Riviera Operating, LLC (together, the “Sellers”), wholly owned subsidiaries of Riviera Resources, Inc. (together with the Sellers, as applicable, the “Company”), entered into a purchase and sale agreement (the “Purchase Agreement”) for the sale of the Company’s remaining interests in oil and gas properties in the Hugoton Basin and related assets and contracts, including all of the Company’s interests in Mayzure, LLC (“Mayzure”) and Mayzure’s notes secured by limited term overriding royalty interests in helium produced from certain of the Company’s long-lived wells located in the Hugoton Basin (collectively, the “Hugoton Divestiture”). The aggregate consideration payable for the Hugoton Divestiture is $295.0 million, subject to closing adjustments. The Hugoton Divestiture will have an effective date of July 1, 2019. The Company expects to close the Hugoton Divestiture in the fourth quarter of 2019, subject to customary title and environmental due diligence and satisfaction of closing conditions under the Purchase Agreement.

Closing Conditions of the Hugoton Divestiture

Before the closing of the Hugoton Divestiture, the parties intend to conduct due diligence to assess the aggregate dollar value of any title and environmental defects. If the value of these defects and certain downward purchase price adjustments under the Purchase Agreement exceeds 25% of the unadjusted purchase price, either party has the right to decline to close.

Each party’s separate obligation to consummate the Hugoton Divestiture is conditioned upon, among other things, (i) confirmation of the counterparty’s representations and warranties as of the closing, (ii) the counterparty’s performance, in all material respects, of all covenants, (iii) the absence of material legal matters prohibiting the Hugoton Divestiture, (iv) securing required government consents, (v) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (vi) the counterparty being ready to deliver the closing deliverables, (vii) the purchase price condition described above and (viii) either (a) securing required third party consents for the assignment of the Company’s operating rights and obligations or (b) the parties entering into an operating agreement. The Company’s obligation to consummate the Hugoton Divestiture is further conditioned upon the buyer obtaining certain required affiliate approvals.

Other Terms of the Purchase Agreement

The Purchase Agreement contains customary representations, warranties and covenants for a transaction of this nature. The Purchase Agreement also contains mutual pre-closing covenants, including the obligation of the Company to conduct its business in all material respects in the usual, regular and ordinary manner consistent with its past practices and to refrain from taking certain specified actions without the consent of the buyer.

The foregoing summary is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2019	RIVIERA RESOURCES, INC.

	By:	/s/ David B. Rottino
	Name:	David B. Rottino
	Title:	President and Chief Executive Officer